Exhibit 10.17

TERRESTRIAL ENERGY INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective December 19, 2025

Each member of the Board of Directors (the “Board”) of Terrestrial Energy Inc. (the “Company”) who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) shall be subject to, and eligible to receive cash and equity compensation for his or her service on the Board and any committee thereof (“Committee”) in accordance with this Non-Employee Director Compensation Policy (this “Policy”). For the avoidance of doubt, this Policy shall not apply to members of the Board who are employees of the Company or any subsidiary of the Company. This Policy shall remain in effect until it is amended or rescinded by further action of the Board.

1.	General

This Policy shall be followed in connection with all compensation paid by the Company to Non-Employee Directors, including, without limitation, amounts paid or awards granted under the Company’s 2025 Equity Incentive Plan (the “Plan”). Non-Employee Directors shall not be entitled to any compensation for their service on the Board other than as described in this Policy and the Plan.

2.	Cash Compensation

The amount of annual cash retainers and Board and Committee Chair fees shall be set by the Board, and as of the effective date of this Policy as provided in Exhibit A, based on its consideration of the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), and remain in effect until amended by further action of the Board.

Each Non-Employee Director shall receive an annual cash retainer for their service on the Board as provided in Exhibit A. Additional cash retainers shall be paid for each Non-Employee Director’s service, as applicable, (1) as Chairman of the Board and/or (2) as a member of any Committee.

Each Non-Employee Director who serves on the Board or a Committee for less than a full quarterly period shall receive a prorated portion of the annual cash retainer for such quarterly period, determined based on the number of days served during the quarterly period.

Annual cash retainers, including any pro rata portion thereof, shall be paid in arrears at the end of each calendar quarter. Each Non-Employee Director shall provide payment instructions to the Company’s Chief Financial Officer. Each Non-Employee Director will provide any documentation reasonably requested by the Company and be solely responsible for all associated personal taxes.

3.	Equity Compensation

The form and amount of equity grants shall be set by the Board, and as of the effective date of this Policy in accordance with as provided in Exhibit A, based on its consideration of the recommendation of the Compensation Committee, and remain in effect until amended by further action of the Board.

As of the effective date of this Policy, each Non-Employee Director then in office shall be eligible to receive, subject to Board approval, the terms of the Plan, and each Non-Employee Director executing the Company’s standard RSU agreement (1) an annual RSU equity award as provided in Exhibit A and (2) a pro rata amount from for October 28, 2026 to December 31, 2026, both of which grants will have a grant date of the effective date of this Policy and vest on December 31, 2026.

Beginning on January 1, 2027 and on each anniversary thereafter, each Non-Employee Director then in office shall be eligible to receive an annual RSU equity award with vesting one year from the grant date.

Each new Non-Employee Director who is appointed to the Board during the year shall be entitled to a pro- rated annual equity award, determined based on the number of days between the date the Non-Employee Director joins the Board and the anticipated date of the next annual shareholders meeting.

All equity awards will be made in accordance with the Plan and other applicable equity plan documents, including forms of award agreements approved by the Board for grants to Non-Employee Directors consistent with this Policy.

1.	Travel Expense Reimbursement

Each Non-Employee Director shall be reimbursed for reasonable travel expenses incurred in connection with attendance at in-person Board and Committee meetings, as determined in accordance with this Policy and any other applicable Company policy, including without limitation the Company’s business travel reimbursement policy or procedures, Related Party Transactions Policy, and Code of Conduct & Business Ethics. Each Non-Employee Director shall provide the Company’s Chief Financial Officer and General Counsel with such receipts and other records related to reimbursable expenses as may be reasonably required. Reimbursements shall be paid in accordance with the Company’s standard reimbursement procedures. Non-Employee Directors are encouraged to contact the Company’s CEO in advance of incurring any travel expenses that they may have any questions about to ensure that they utilize similar travel arrangements as similarly situated Company employees.

2.	Insider Trading

Non-Employee Directors are subject to the Company’s Insider Trading Policy, including that they are prohibited from entering into hedging transactions or similar arrangements regarding their Company securities.

3.	Interpretation

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any interpretation made by the Compensation Committee shall be final, conclusive and binding.

4.	Review of this Policy

The Compensation Committee shall review this Policy at least annually and may recommend any modifications to the Board. The Board will determine whether any changes are to be made to this Policy based on the Compensation Committee’s recommendations.

Adopted by the Board on December 18, 2025.

EXHIBIT A

	Board Membership		Audit Committee Membership		Comp Committee Membership		Nominating & Governance Committee Membership
	Annual Cash Retainer*	Annual RSU Retainer**	Annual Cash Comp*	Annual RSU Comp**	Annual Cash Comp*	Annual RSU Comp**	Annual Cash Comp*	Annual RSU Comp**
Director	25,000	25,000	12,500	12,500	6,250	6,250	6,250	6,250
Chair	50,000	50,000

* To be paid on a pro rata basis on or after the first business day of the calendar quarter.

** To be granted as noted in the Policy.